ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 12, 2013

UBS AG $• Contingent Absolute Return Autocallable Optimization Securities

Linked to a Corn Futures Contract due on or about February 21, 2014

Investment Description

UBS AG Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the relevant nearby corn futures contract (the “underlying asset”) as traded on the Chicago Board of Trade (the “CBOT”). The Securities are designed for investors who believe that the price of the underlying asset will remain flat or increase during the term of the Securities, or not be below the trigger price on the final valuation date. If the settlement price of the underlying asset is equal to or greater than the initial price on any observation date, UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the settlement price of the underlying asset is equal to or greater than the trigger price on the final valuation date, UBS will repay your principal amount plus a return equal to the absolute value of the percentage decline of the price of the underlying asset from the trade date to the final valuation date (the “contingent absolute return”). If by maturity the Securities have not been called and the settlement price of the underlying asset is below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the price of the underlying asset from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the settlement price of the underlying asset on any observation date is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Absolute Return at Maturity — If by maturity the Securities have not been called and the settlement price of the underlying asset is equal to or greater than the trigger price on the final valuation date, UBS will repay your principal amount plus a return at maturity equal to the contingent absolute return. If the settlement price of the underlying asset is less than the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the price of the underlying asset from the trade date to the final valuation date. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates 1

Trade Date[1]	February 15, 2013
Settlement Date[1]	February 21, 2013
Observation Dates[2]	Quarterly (see page 4)
Final Valuation Date[2]	February 18, 2014
Maturity Date[2]	February 21, 2014

[1]	Expected. See page 4 for additional details.
[2]	Subject to postponement in the event of a market disruption event and as described under “Market Disruption Events” on page 13 of this free writing prospectus.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Securities linked to the performance of the relevant nearby corn futures contract as traded on the CBOT. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The call return rate, initial price and trigger price will be determined on the trade date.

Underlying Asset	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
The relevant nearby expiring CBOT-traded corn futures contracts	18.00% - 19.60% per annum*	€•	75% of the Initial Price	90271B504	US90271B5049
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the relevant nearby expiring CBOT-traded corn futures contracts	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

¿	Product Supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

¿	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refer to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in ”Key Risks” on page 6 and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦

You believe the price of the underlying asset will be equal to or greater than the initial price on one of the specified observation dates or will be greater than the trigger price on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that your potential return is limited to the applicable call return if the Securities are called, and to the contingent absolute return (as limited by the trigger price) if the Securities have not been called.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.

♦	You are willing to invest in the Securities if the call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You do not seek current income from this investment.

♦	You fully understand the risks associated with an investment in commodity futures contracts generally, and corn futures contracts specifically.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 1 year, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe that the price of the underlying asset will decline during the term of the Securities and is likely to be less than the trigger price on the final valuation date exposing you to the negative underlying return at maturity.

♦	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying asset or that has unlimited return potential.

♦

You are unwilling to invest in the Securities if the call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.

♦	You seek current income from this investment.

♦	You do not fully understand the risks associated with an investment in commodity futures contracts generally, and corn futures contracts specifically.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 1 year, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 1 year, unless called earlier.
Underlying Asset	The Securities are linked to the performance of corn futures contracts, as determined by reference to the official settlement price of the relevant nearby expiring corn futures contract as traded on the CBOT (see “Settlement Price” below). Accordingly, the applicable reference contract for each expected observation date is set forth below:

Observation Date	Related Futures Contract
May 15, 2013	July 2013 contract
August 15, 2013	September 2013 contract
November 15, 2013	December 2013 contract
February 18, 2014	March 2014 contract

Observation Dates(1)(2)	May 15, 2013, August 15, 2013, November 15, 2013 and February 18, 2014 (the final valuation date). As scheduled, the relevant futures contract related to each observation date will be the first nearby month futures contract. If the actual observation date, due to a market disruption event or other postponement, falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract will be used.
Call Feature	The Securities will be called if the settlement price of the underlying asset on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Three business days following the applicable observation date; provided however, if the Securities are called on the final valuation date, the related call settlement date will be the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of between 18.00% to 19.60% per annum. The actual call return rate will be determined on the trade date.
Call Price	The call price equals the principal amount per Security plus the applicable call return. The table below assumes a call return rate of 18.80% per annum.
	Observation Dates(1)(2)	*Call Return	*Call Price (per Security)
	May 15, 2013	4.7000%	$10.4700
	August 15, 2013	9.4000%	$10.9400
	November 15, 2013	14.1000%	$11.4100
	February 18, 2014 (final valuation date)	18.8000%	$11.8800
	* Call return and call price amounts have been rounded for ease of analysis and actual amounts will be determined on the trade date.
Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to:

$10.00 + ($10 x contingent absolute return).

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying asset, for an amount equal to:

$10.00 + ($10 × underlying return).

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying asset declines.

Underlying Return	Final Price – Initial Price Initial Price
Contingent Absolute Return

The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.

Because the contingent absolute return will only apply if the Securities have not been called and the final price is at or above the trigger price, the maximum possible contingent absolute return will be 25%, which would result from an underlying return of -25% if the final price equaled the trigger price.

Trigger Price	75% of the initial price, to be determined on the trade date.
Initial Price	The settlement price of the underlying asset on the trade date, as determined by reference to the CBOT-traded corn futures contract scheduled to expire in March 2013.
Final Price	The settlement price of the underlying asset on the final valuation date, as determined by reference to the CBOT-traded corn futures contract scheduled to expire in March 2014.
Final Valuation Date	February 18, 2014, unless the calculation agent determines that a market disruption event (as set forth under “Market Disruption Events” on page 13 of this free writing prospectus) has occurred or is continuing with respect to the underlying asset on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for such underlying asset, the final valuation date for the underlying asset will be the first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to such underlying asset. In no event however, will the final valuation date for the underlying asset be postponed by more than 10 business days. See “Market Disruption Events” on page 13 of this free writing prospectus.
Settlement Price

The value of the Securities will be determined by reference to the official U.S. dollar cash buyer settlement price per bushel of deliverable grade corn on the CBOT, stated in U.S. cents, as made public by CBOT. The applicable settlement price will generally be determined by reference to the CBOT-corn futures contract scheduled to expire in the first nearby month. In the event that an observation date (including the final valuation date) occurs on or after the earlier of the last trading day and the first notice date of the first nearby futures contract, the applicable settlement price will be determined by reference to the CBOT-traded corn futures contract scheduled to expire in the second nearby month.

The last trading day of the relevant corn futures contract used to determine the settlement price, as well as the relevant expiration date for the CBOT-traded option on the futures contract, are published by common data providers such as Bloomberg.

For reference purposes only, the settlement price may be seen using the Bloomberg ticker symbol “C 1 <Comdty>”. However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Settlement Price” above, the prices determined by the calculation agent shall prevail.

Investment Timeline

Trade Date	The settlement price of the underlying asset is observed, the trigger price is determined and the call return rate is set.

Quarterly

The Securities will be called if the settlement price of the underlying asset on any observation date is equal to or greater than the initial price.

If the Securities are called, UBS will pay the call price for the applicable observation date, which is equal to the principal amount plus the applicable call return.

Maturity Date

If the Securities have not been called and the final price is equal to or greater than the trigger price, UBS will pay an amount in cash equal to:

$10.00 + ($10 x contingent absolute return) per Security

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your investment proportionate to the decline of the underlying asset, for an amount equal to:

$10.00 + ($10 × underlying return) per Security

ACCORDINGLY, YOU MAY LOSE ALL OR A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AT MATURITY, DEPENDING ON HOW MUCH THE UNDERLYING ASSET DECLINES.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

(2)	Subject to the market disruption event provisions set forth under “Market Disruption Events” on page 13 of this free writing prospectus.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months
Initial Price:	€702.75
Call Return Rate:	18.80% per annum (or 4.70% per quarter)
Observation Dates:	Quarterly
Trigger Price:	€527.06 (which is 75.00% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Settlement Price at first Observation Date:	€800.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.47

Since the Securities are called on the first observation date, UBS will pay you on the call settlement date a total call price of $10.47 per $10.00 principal amount (4.70% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Settlement Price at first Observation Date:	€690.00 (below Initial Price, Securities NOT called)
Settlement Price at second Observation Date:	€680.00 (below Initial Price, Securities NOT called)
Settlement Price at third Observation Date:	€685.00 (below Initial Price, Securities NOT called)
Settlement Price at Final Valuation Date:	€710.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$11.88

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $11.88 per $10.00 principal amount (18.80% return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Settlement Price at first Observation Date:	€690.00 (below Initial Price, Securities NOT called)
Settlement Price at second Observation Date:	€680.00 (below Initial Price, Securities NOT called)
Settlement Price at third Observation Date:	€670.00 (below Initial Price, Securities NOT called)
Settlement Price at Final Valuation Date:	€667.61 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 x Contingent Absolute Return)
$10.00 + ($10 x 5%)
$10.00 + $0.50
$10.50

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $10.50 per $10.00 principal amount (5% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Settlement Price at first Observation Date:	€690.00 (below Initial Price, Securities NOT called)
Settlement Price at second Observation Date:	€600.00 (below Initial Price, Securities NOT called)
Settlement Price at third Observation Date:	€520.00 (below Initial Price and Trigger Price, Securities NOT called)
Settlement Price at Final Valuation Date:	€351.38, (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return)
$10.00 + ($10 × -50%)
$10.00 - $5.00
$5.00

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying asset. These risks are explained in more detail in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

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Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will pay you an amount in cash equal to the principal amount plus a return equal to the product of the principal amount multiplied by the contingent absolute return only if the final price of the underlying asset is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, the contingent absolute return will not apply and you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying asset.

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The contingent absolute return, and any contingent repayment of your principal, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying asset is above the trigger price.

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Your potential return on the Securities is limited — The return potential of the Securities resulting from an automatic call is limited to the call return regardless of the appreciation of the underlying asset. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, your potential gain on the Securities from the contingent absolute return will be limited by the trigger price. Because your ability to receive a return on the Securities equal to the contingent absolute return is available only if the Securities are not called and if the final price is not less than the trigger price, your return on the Securities in this scenario is limited to 25%. You will not benefit from any further depreciation of the final price below the trigger price and will participate in the full downside performance of the underlying asset, resulting in a loss of some or all of your investment.

¿

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying asset reflects a higher expectation as of the trade date that the price of such asset could be less than its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an asset’s volatility can change significantly over the term of the Securities. The price of the underlying asset for your Securities could fall sharply, which could result in a significant loss of principal.

¿	No interest payments — UBS will not pay any interest with respect to the Securities.

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Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as three months after issuance, you should be prepared in the event the Securities are called early.

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Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

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Market risk — The settlement price for the underlying asset is the result of the supply of, and the demand for, the underlying asset. Changes in the settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying asset and the merits of an investment linked to it.

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The Securities are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

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The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Securities may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

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The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

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Owning the Securities is not the same as owning corn or certain other related contracts directly — The return on your Securities will not reflect the return you would realize if you had actually purchased corn directly, or any exchange-traded or over-the-counter instruments based on corn. You will not have any rights that holders of such assets or instruments have.

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No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the downside risks of owning commodities futures contracts in general and the underlying asset in particular, and to assume the risk that, if the Securities are not automatically called, you may lose some or all of your initial investment.

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The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity if not previously called. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the underlying asset settlement price on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

¿	the expected volatility of the price of corn, and of the prices of exchange-traded futures contracts for the purchase or delivery of corn;

¿	the time to maturity of the Securities;

¿	interest and yield rates in the market generally;

¿	a variety of economic, financial, political, regulatory or judicial events;

¿	global supply and demand for corn, and supply and demand for exchange-traded futures contracts for the purchase or delivery of corn;

¿	supply and demand for the Securities; and

¿	the creditworthiness of UBS.

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The Securities offer exposure to futures contracts and not direct exposure to physical commodities — The Securities will reflect a return based on the performance of the relevant nearby CBOT-traded corn futures contract and do not provide exposure to corn spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

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Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of the Securities, and any payments you may receive in respect of the Securities.

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Changes in supply and demand in the market for corn futures contracts may adversely affect the value of the Securities — The Securities are linked to the performance of futures contracts on the underlying physical commodity corn. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the underlying asset is scheduled to be determined by reference to the futures contract in respect of the first nearby month for each observation date, the value of the Securities may be less than would otherwise be the case if the settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of the Securities.

♦

The Securities may be subject to certain risks specific to corn as a commodity — Corn is an agricultural product commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Securities may be subject to a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

♦	weather conditions, including floods, drought and freezing conditions;

♦	changes in government policies;

♦	changes in global demand for food;

♦	changes in ethanol demand;

♦	planting decisions; and

♦	changes in demand for agricultural products both with end users and as inputs into various industries.

     These factors interrelate in complex ways, and the effect of one factor on the price of the underlying asset, and the market value of the Securities linked to the underlying asset, may offset or enhance the effect of another factor.

♦

Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Securities and the amounts payable on your Securities — Commodity futures contracts such as the underlying asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

     Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the underlying asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity if not previously called. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the underlying asset; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

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Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

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Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the performance and, therefore, the market value of the Securities.

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Potential conflict of interest — UBS, or our affiliates, may play a variety of roles with respect to the Securities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

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Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

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Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.15 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

¿	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Description of the Underlying Asset

In this free writing prospectus, when we refer to the settlement price of the underlying asset, we mean the official U.S. dollars settlement price of corn (expressed in U.S. cents per bushel) for the relevant first nearby CBOT corn futures contract, quoted by CBOT and displayed on Bloomberg under the symbol “C 1” <Comdty>.

Corn futures contracts are legally binding agreements for the buying or selling of deliverable grade corn at a fixed price for physical settlement on a future date. Corn futures contracts are traded on the CBOT and the closing prices of corn futures contracts are published by CBOT.

Each CBOT-traded corn futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn futures contract (of a specified month). The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

The CBOT corn futures contract is listed on CBOT. Additional information about the CBOT corn futures contract is available at the following website: http://www.cmegroup.com/trading/agricultural/grain-and-oilseed/corn.html.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We have not conducted any independent review or due diligence of information contained in outside sources.

Historical Information

The following graph shows the performance of the underlying asset based on the daily settlement prices from February 11, 2003 through February 11, 2013. As of February 11, 2013, at approximately 2:30 p.m., New York City time, the underlying asset settlement price was obtained from Bloomberg L.P., without independent verification: the settlement price of the underlying asset was €702.75/per bushel. The dotted line represents the trigger price of €527.06, which is equal to 75% of the settlement price on February 11, 2013. The actual initial price and trigger price will be determined on the trade date. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the underlying asset on any given day.

Historical Performance of Corn Futures Contracts

What are the Tax Consequences of the Securities?

The material United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-28 of the product supplement and especially “10. Non-Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. As described in the product supplement, this discussion only applies to you if you are a U.S. Holder (as described in the product supplement) that holds the Securities as capital assets for tax purposes and you purchased your Securities in the initial issuance of such Securities.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid cash settled derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally not recognize any income or loss with respect to your Securities prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year and would be short-term if you hold your Securities for one year or less.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the product supplement.

For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying asset. Under such characterization, or otherwise, it is possible that the Internal Revenue Service would assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities, in which case, gain or loss recognized with respect to your Securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities and you would be required to mark you Securities to market at the end of each taxable year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value). It is also possible that the IRS might characterize the Securities as giving rise to current ordinary income (even before receipt of cash) and short-term capital gain or loss (even if you hold the Securities for more than one year).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations — 10. Non-Currency-Linked Notes that It Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals, and under regulations when finalized entities, that own “specified foreign financial assets” in excess of a specified threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. Gain from the sale or exchange of a Security, automatic call or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the initial price on the trade date, the settlement price on each observation date and the final price on the final valuation date. The date of determination of the initial price, the settlement price on each observation date or final price (in each case, the “determination date”) may be postponed for the underlying asset, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the underlying asset. If such postponement occurs, the initial price, settlement price or final price for the underlying asset may be determined by the calculation agent by reference to the settlement price of the underlying asset on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than ten business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the settlement price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial price, settlement price on the observation date or the final price, as applicable.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, any observation date, the final valuation date and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the settlement price of the underlying asset.

Any of the following will be a market disruption event, as determined by the calculation agent:

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the failure of Bloomberg to announce or publish the settlement price for the underlying asset, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

¿	the official settlement price is not published for the underlying asset;

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a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

¿

such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;

¿

the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;

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the permanent discontinuation or disappearance of trading in the underlying asset or option contracts relating to the underlying asset or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset;

¿	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying asset;

¿	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset; or

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any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

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any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Securities.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

¿	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying assket, if available, by reason of any of:

¿	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

¿	an imbalance of orders, or

¿	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the CBOT or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation” on page 15 of this free writing prospectus), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying asset discontinues trading in such underlying asset, the calculation agent may replace the underlying asset with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying asset (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the settlement price on each observation date and the final price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Securities.

If the relevant exchange discontinues trading in the underlying asset or the physical delivery of the physical commodity underlying the underlying asset (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final valuation date, then the calculation agent will determine the settlement price on each observation date and the final price for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the settlement price on each observation date or the final price, as applicable, for the underlying asset will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the final valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Securities.

If at any time the method of calculating the settlement price of the underlying asset or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final valuation date for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

¿	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.